Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of
Clearwater Investment Trust:

We consent to the use of our report dated February 26, 2010, with respect to the financial statements of Clearwater Growth Fund, Clearwater Small Cap Fund, Clearwater Tax-Exempt Bond Fund, and Clearwater International Fund, as of December 31, 2009, incorporated by reference herein and to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Registration Statement.

/s/ KPMG LLP

Minneapolis, Minnesota
April 29, 2010